Exhibit 4.1

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     Amendment No. 1, dated as of September 24, 2004 to the Rights Agreement dated as of March 30, 1999 (the "Agreement"), between KeySpan Corporation (f/k/a MarketSpan Corporation), a New York corporation (the "Company"), and EquiServe Trust Company, N.A., a national banking association (as successor to The Bank of New York), as rights agent (the "Rights Agent").

     The Company has approved the amendment to the Agreement set forth below. Accordingly, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below:

     FIRST: Section 1(l) of the Agreement is hereby deleted and replaced with the following new language:

"Expiration Date" shall mean the earliest of (i) the close of business on September 30, 2004 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof or (iii) the time at which the Rights are exchanged pursuant to Section 24 hereof. "

     SECOND: This Amendment shall be effective as of the date hereof.

     THIRD: Except as set forth above, the provisions of the Agreement shall remain in full force and effect.

     FOURTH: This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, implied or invalidated.


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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be duly executed as of the day and year first above written.


KEYSPAN CORPORATION

By: /s/John J. Bishar, Jr.
--------------------------
Name: John J. Bishar, Jr.
Title: Senior Vice President, General Counsel and Secretary

EQUISERVE TRUST COMPANY, N.A.
as Rights Agent

By: /s/Amelja Regan
-------------------
Name: Amelja Regan
Title: Senior Account Manager













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